Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel, Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2025 RESULTS

•	Significantly Improved 2025 Performance Driven By $300 Million Fit To Win Benefits
•	Anticipate Stronger 2026 Results and Reaffirming O-I’s 2027 Investor Day Targets
•	Increasing Cumulative Three-Year Fit To Win Benefit Target To At Least $750 Million

PERRYSBURG, Ohio (February 10, 2026) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the full year and fourth quarter ended December 31, 2025.

Full Year 2025 Results

	Net Sales $M		Net Earnings (Loss) Attributable To the Company Earnings Per Share		Earnings (Loss) Before Income Taxes $M		Cash Provided by Operating Activities $M
	FY25	FY24	FY25	FY24	FY25	FY24	FY25	FY24
Reported	$6,426	$6,531	($0.84)	($0.69)	($49)	$38	$600	$489

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow $M Source (Use)
	FY25	FY24	FY25	FY24	FY25	FY24
Non-GAAP[1]	$1.60	$0.81	$846	$748	$168	($128)
2025 Guidance	$1.55 -$1.65		n/a		$150-$200

1 See discussion of Non-GAAP financial measures on pg.5 and below reconciliations.

“O-I delivered strong results in 2025, demonstrating the effectiveness of our strategy,” said Gordon Hardie, CEO of O-I Glass. “Although reported results were lower due to planned restructuring actions, our adjusted earnings nearly doubled versus 2024 driven by disciplined execution of Fit to Win.”

“We are making very solid progress against our strategic objectives, and our 2025 financial performance was consistent with our recent guidance. Net sales were relatively stable despite softer market demand, as we successfully navigated challenging market conditions and remained focused on optimizing our customer and product mix. This approach resulted in a more premium and resilient business portfolio. Fit to Win continues to be a core value driver for our business and delivered $300 million in benefits in 2025, significantly exceeding our original goal and driving meaningful performance improvement.”

“Looking ahead, we anticipate continued progress in 2026, including another year of substantial Fit to Win benefits, despite ongoing market uncertainty and muted demand. We are also reaffirming our 2027 Investor Day financial targets and increasing our cumulative Fit to Win benefits to at least $750 million to further strengthen our competitiveness. As a result, we expect to drive higher earnings, enhance economic profit, strengthen free cash flow, and deliver sustainable, long-term value for shareholders,” concluded Hardie.

Net sales were $6.4 billion in 2025, compared to $6.5 billion in the prior year reflecting fairly stable average selling prices, while favorable foreign currency translation mostly offset modestly lower sales volume (in tons).

Loss before income taxes was $49 million in 2025, compared with earnings before income taxes of $38 million in the prior year with margins decreasing 140 basis points. Both years included items not representative of ongoing operations, primarily related to restructuring actions. Excluding these items, results reflected higher segment operating profit, lower corporate retained and other costs, and stable interest expense.

Segment operating profit was $846 million in 2025, up $98 million (or 13 percent) from $748 million in the previous year, and represented a 170 basis point improvement in segment margins.

•	Americas: Segment operating profit was $549 million, up from $392 million in the prior year, representing a 40 percent improvement as margins expanded 420 basis points. Better results were driven by lower operating costs from significant savings delivered through O-I’s Fit to Win initiatives as well as favorable net price and insurance settlements, despite modestly lower sales volumes.

•	Europe: Segment operating profit was $297 million, down from $356 million in the prior year, representing a 17 percent decrease as margins contracted 160 basis points. Results reflected unfavorable net price, modestly lower sales volumes and idle capacity, partially offset by favorable operating costs and benefits from Fit to Win initiatives.

Retained corporate and other costs were $107 million in 2025, down from $134 million in the prior year, primarily due to Fit To Win benefits and a one-time benefit from the settlement of a previously reserved royalty receivable in the fourth quarter of 2025, partially offset by higher management incentive expense.

O-I reported a net loss attributable to the company of $0.84 per share in 2025, compared to a net loss of $0.69 per share in 2024.

Adjusted earnings was $1.60 per share (diluted) in 2025, consistent with O-I’s most recent guidance of $1.55 to $1.65 per share (diluted), compared to $0.81 per share (diluted) in 2024.

Cash provided by operating activities was $600 million in 2025, compared to $489 million in 2024.

Free cash flow was $168 million in 2025, consistent with management’s guidance range of $150 million to $200 million. This represented a nearly $300 million improvement compared to a $128 million use of cash in the prior year, despite approximately $90 million of incremental restructuring spending in 2025.

Total debt was $5 billion as of December 31, 2025, flat with 2024. Net debt was $4.2 billion, stable versus the prior year, and net debt leverage ended 2025 at 3.5x, down from 3.9x in 2024.

Fourth Quarter 2025 Results

	Net Sales $M		Net Loss Attributable to the Company Earnings Per Share		Earnings (Loss) Before Income Taxes $M
	4Q25	4Q24	4Q25	4Q24	4Q25	4Q24
Reported	$1,500	$1,529	(0.90)	($1.00)	($133)	($125)

	Adjusted Earnings (Loss) Earnings Per Share (Diluted)		Segment Operating Profit $M
	4Q25	4Q24	4Q25	4Q24
Non – GAAP[1]	$0.20	($0.05)	$177	$136

1 See discussion of Non-GAAP financial measures on pg.5 and below reconciliations.

Net sales for the fourth quarter of 2025 were $1.5 billion, stable with the prior year period reflecting flat average selling prices, while favorable foreign currency translation offset a moderate decline in sales volumes (in tons).

The company reported a loss before income taxes of $133 million in the fourth quarter of 2025 compared to $125 million in the prior year quarter with margins decreasing 70 basis points. Both periods included items not representative of ongoing operations primarily related to restructuring actions. Fourth quarter of 2025 earnings benefited from improved segment operating profit.

Segment operating profit was $177 million in the fourth quarter of 2025, up $41 million (or 30 percent) from $136 million in the prior year period, and represented a 280 basis point improvement in segment margins.

•	Americas: Segment operating profit was $134 million, up from $96 million in the fourth quarter of 2024, representing a 40 percent improvement as margins expanded 430 basis points. Performance improvement was driven by lower operating costs from significant savings delivered through O-I’s Fit to Win initiatives, as well as favorable net price, despite lower sales volumes.

•	Europe: Segment operating profit was $43 million, up from $40 million in the fourth quarter of 2024, representing an 8 percent increase as margins improved 60 basis points. Higher results reflected favorable operating costs due to higher production levels and benefits from Fit to Win initiatives which more than offset unfavorable net price and modestly lower sales volumes.

Retained corporate and other costs were $28 million in the fourth quarter of 2025 compared to $30 million in the prior year as the benefit from Fit to Win and the settlement of a previously reserved royalty receivable more than offset higher management incentives.

O-I reported a net loss attributable to the company of $0.90 per share in the fourth quarter of 2025, compared to a net loss of $1.00 per share in the same period of 2024.

Adjusted earnings was $0.20 per share (diluted) in the fourth quarter of 2025, compared to an adjusted net loss of $0.05 per share in the prior year quarter.

2026 Outlook

	2026 Guidance	2025 Actual
Adjusted EBITDA ($M)	$1,250 - $1,300	$1,218
Adjusted Earnings Per Share	$1.65 - $1.90	$1.60
Free Cash Flow ($M)	~ $200	$168

O-I anticipates 2026 adjusted EBITDA to be in the range of $1.25 billion to $1.30 billion, representing up to an 7 percent increase over 2025 levels. This growth is expected despite an estimated $150 million step-up in energy costs following the expiration of favorable European energy contracts at the end of 2025. Excluding this step-up, adjusted EBITDA would have been expected to increase by up to 22 percent.

Operationally, O-I expects to benefit from at least $275 million of incremental Fit To Win initiatives, which are projected to drive improved performance despite lower net price trends and flat to slightly declining sales volumes. As consumption stabilizes or recovers over time, we believe O-I’s optimized portfolio will be well positioned to deliver on generating growth and higher economic profit.

Management forecasts adjusted earnings per share in the range of $1.65 to $1.90, representing up to a 19 percent improvement over 2025. This outlook is supported by higher anticipated EBITDA, stable interest expense, and a full-year adjusted effective tax rate of approximately 30 to 33 percent. Assumptions for foreign currency rates are based on levels as of January 31, 2025.

O-I expects free cash flow to approximate $200 million in 2026, an increase of nearly 20 percent compared to 2025. This improvement is driven by stronger earnings, partially offset by modestly higher capital expenditures which should approximate $450 million compared to $432 million in 2025. Cash restructuring spending is expected to approximate $150 million in 2026 and taper thereafter.

O-I’s outlook for 2026 reflects our confidence in the company’s operational resilience, strategic focus, and commitment to delivering sustainable value for shareholders.

Guidance primarily reflects the company’s current view of sales and production volume, mix, and working-capital trends and does not reflect the potential impact of tariffs on U.S. imports or retaliatory tariffs on U.S. exports. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw material costs, supply-chain disruptions, labor challenges, changes in immigration policy, or success in global profitability improvement initiatives, among other factors.

Conference Call Scheduled for February 11, 2026

O-I CEO Gordon Hardie and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 11, 2026, at 8:00 a.m. ET. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2025 earnings conference call is currently scheduled for Wednesday, April 29, 2026, at 8:00 a.m. ET.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 19,000 people across 64 plants in 18 countries, O-I achieved net sales of $6.4 billion in 2025. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin, EBITDA, adjusted EBITDA, net debt, net debt leverage and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings (loss) before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. EBITDA refers to net earnings, excluding gains or losses from discontinued operations, interest expense, net, provision for income taxes, depreciation and amortization of intangibles.  Adjusted EBITDA refers to EBITDA, exclusive of items management considers not representative of ongoing operations and other adjustments. Net debt leverage refers to total debt less cash divided by Adjusted EBITDA. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings (loss) before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin, and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win initiative, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general credit, financial, political, economic, legal and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) risks related to the development, deployment and use of artificial intelligence technologies, (8) the company’s inability to improve glass melting technology in a cost-effective manner and introduce productivity, process and network optimization actions, (9) unanticipated supply chain and operational disruptions, including higher capital spending, (10) seasonality of customer demand, (11) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (12) labor shortages, labor cost increases or strikes, (13) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (14) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (15) any increases in the underfunded status of the company’s pension plans, (16) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (17) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (18) risks associated with operating in foreign countries, (19) foreign currency fluctuations relative to the U.S. dollar, (20) changes in tax laws or global trade policies, (21) the company’s ability to comply with various environmental legal requirements, (22) risks related to recycling and recycled content laws and regulations, (23) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.
Condensed Consolidated Results of Operations
(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2025	2024	2025	2024
Net sales	$1,500	$1,529	$6,426	$6,531
Cost of goods sold	(1,271)	(1,321)	(5,317)	(5,486)

Gross profit	229	208	1,109	1,045

Selling and administrative expense	(117)	(109)	(434)	(445)
Research, development and engineering expense	(9)	(18)	(42)	(80)
Interest expense, net	(84)	(83)	(341)	(335)
Equity earnings	37	4	119	79
Other expense, net	(189)	(127)	(460)	(226)

Earnings (loss) before income taxes	(133)	(125)	(49)	38

Provision for income taxes	5	(25)	(54)	(126)

Net loss	(128)	(150)	(103)	(88)

Net earnings attributable to noncontrolling interests	(10)	(5)	(26)	(18)

Net loss attributable to the Company	$(138)	$(155)	$(129)	$(106)

Basic earnings per share:
Net loss attributable to the Company	$(0.90)	$(1.00)	$(0.84)	$(0.69)
Weighted average shares outstanding (thousands)	152,946	154,040	153,552	154,552

Diluted earnings per share:
Net loss attributable to the Company	$(0.90)	$(1.00)	$(0.84)	$(0.69)
Diluted average shares (thousands)	152,946	154,040	153,552	154,552

O-I GLASS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
Unaudited	2025	2024
Assets
Current assets:
Cash and cash equivalents	$759	$734
Trade receivables, net	601	572
Inventories	1,002	963
Prepaid expenses and other current assets	239	209
Total current assets	2,601	2,478

Property, plant and equipment, net	3,447	3,296
Goodwill	1,487	1,321
Intangibles, net	188	198
Other assets	1,520	1,361

Total assets	$9,243	$8,654

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,201	$1,142
Short-term loans and long-term debt due within one year	162	416
Other liabilities	726	602
Total current liabilities	2,089	2,160

Long-term debt	4,837	4,553
Other long-term liabilities	872	736
Share owners' equity	1,445	1,205

Total liabilities and share owners' equity	$9,243	$8,654

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2025	2024	2025	2024
Cash flows from operating activities:
Net loss	$(128)	$(150)	$(103)	$(88)
Non-cash charges (credits)
Depreciation and amortization	128	119	489	496
Deferred taxes	(29)	20	(65)	7
Pension expense	8	8	31	32
Stock-based compensation expense	13	5	25	14
Restructuring, asset impairment and related charges	190	125	445	208
Legacy environmental charge			4	11
Gain on sale of miscellaneous assets	2	(5)	(5)	(6)
Equity investment impairment		25		25
Pension settlement and curtailment charges	5	5	5	5
Cash payments
Pension contributions	(9)	(19)	(34)	(32)
Cash paid for restructuring activities	(19)	(17)	(128)	(41)
Legacy environmental settlement paid			(17)
Change in components of working capital (a)	258	234	20	(125)
Other, net (b)	(17)	(32)	(67)	(17)
Cash provided by operating activities	402	318	600	489

Cash flows from investing activities:
Cash payments for property, plant and equipment	(93)	(108)	(432)	(617)
Contributions and advances to joint ventures		(2)		(3)
Net cash proceeds related to disposal of misc. assets	30	10	56	29
Net cash proceeds (payments) from hedging activities	4	(14)	8	(29)
Cash utilized in investing activities	(59)	(114)	(368)	(620)

Cash flows from financing activities:
Changes in borrowings, net	(126)	(174)	(147)	76
Shares repurchased	(10)	(10)	(40)	(40)
Payment of finance fees	(6)		(18)	(13)
Cash payments for hedging activity			(23)
Distributions to non-controlling interests	(6)	(8)	(16)	(17)
Other, net (c)	1		(6)	(14)
Cash utilized in financing activities	(147)	(192)	(250)	(8)
Effect of exchange rate fluctuations on cash	7	(33)	43	(40)
Change in cash	203	(21)	25	(179)
Cash at beginning of period	556	755	734	913
Cash at end of period	$759	$734	$759	$734

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At December 31, 2025 and 2024, the amount of receivables sold by the Company was $531 million and $535 million, respectively. For the years ended December 31, 2025 and 2024, the Company's use of its factoring programs resulted in a decreases of $4 million and $7 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2025	2024	2025	2024
Net sales:
Americas	$885	$891	$3,641	$3,584
Europe	594	604	2,689	2,820
Reportable segment totals	1,479	1,495	6,330	6,404
Other	21	34	96	127
Net sales	$1,500	$1,529	$6,426	$6,531

Earnings (loss) before income taxes	$(133)	$(125)	$(49)	$38
Items excluded from segment operating profit:
Retained corporate costs and other	28	30	107	134
Items not considered representative of ongoing operations (a)	198	148	447	241
Interest expense, net	84	83	341	335
Segment operating profit (b):	$177	$136	$846	$748

Americas	$134	$96	$549	$392
Europe	43	40	297	356
Reportable segment totals	$177	$136	$846	$748

Ratio of earnings (loss) before income taxes to net sales	-8.9%	-8.2%	-0.8%	0.6%

Segment operating profit margin (c):
Americas	15.1%	10.8%	15.1%	10.9%
Europe	7.2%	6.6%	11.0%	12.6%

Reportable segment margin totals	11.9%	9.1%	13.4%	11.7%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense,net, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended December 31
	Americas	Europe	Total
Net sales for reportable segments- 2024	$891	$604	$1,495
Effects of changing foreign currency rates (a)	50	56	106
Price	38	(38)	-
Sales volume & mix	(94)	(28)	(122)
Total reconciling items	(6)	(10)	(16)
Net sales for reportable segments- 2025	$885	$594	$1,479

	Three months ended December 31
	Americas	Europe	Total
Segment operating profit - 2024	$96	$40	$136
Effects of changing foreign currency rates (a)	8	13	21
Net price (net of cost inflation)	20	(29)	(9)
Sales volume & mix	(22)	(6)	(28)
Operating costs	32	25	57
Total reconciling items	38	3	41
Segment operating profit - 2025	$134	$43	$177

	Year ended December 31
	Americas	Europe	Total
Net sales for reportable segments- 2024	$3,584	$2,820	$6,404
Effects of changing foreign currency rates (a)	(22)	134	112
Price	136	(150)	(14)
Sales volume & mix	(57)	(115)	(172)
Total reconciling items	57	(131)	(74)
Net sales for reportable segments- 2025	$3,641	$2,689	$6,330

	Year ended December 31
	Americas	Europe	Total
Segment operating profit - 2024	$392	$356	$748
Effects of changing foreign currency rates (a)	(9)	23	14
Net price (net of cost inflation)	41	(106)	(65)
Sales volume & mix	(15)	(26)	(41)
Operating costs	140	50	190
Total reconciling items	157	(59)	98
Segment operating profit - 2025	$549	$297	$846

(a)	Currency effect on net sales and segment operating profit determined by using 2025 foreign currency exchange rates to translate 2024 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31		Year ended December 31
Unaudited	2025	2024	2025	2024
Net loss attributable to the Company	$(138)	$(155)	$(129)	$(106)
Items impacting equity earnings
Equity investment impairment		$25		25
Restructuring, asset impairment and other charges				2
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	191	123	443	204
Legacy environmental charge			4	11
Loss (gain) on sale of miscellaneous assets	2	(5)	(5)	(6)
Pension settlement and curtailment charges	5	5	5	5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges			7	2
Items impacting income tax:
European investment tax incentive			(22)
Deferred tax benefits			(21)
Net benefit for income tax on items above	(35)	(2)	(38)	(11)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	5	1	5	1
Total adjusting items (non-GAAP)	$168	$147	$378	$233

Adjusted earnings (loss) (non-GAAP)	$30	$(8)	$249	$127

Diluted average shares (thousands)	152,946	154,040	153,552	154,552

Net loss attributable to the Company (diluted)	$(0.90)	$(1.00)	$(0.84)	$(0.69)
Adjusted earnings (loss) per share (non-GAAP) (a)	$0.20	$(0.05)	$1.60	$0.81

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 157,263 for the year ended December 31, 2024.

For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 154,892 for the three months ended December 31, 2025.

For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,275 for the year ended December 31, 2025.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after December 31, 2025 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

Unaudited	Previous Forecast for Year Ended December 31, 2025	Year Ended December 31, 2025	Year Ended December 31, 2024	Forecast for Year Ended December 31, 2026
Cash provided by operating activities	$600	$600	$489	$650
Cash payments for property, plant and equipment	(400 to 450)	(432)	(617)	(450)
Free cash flow (non-GAAP)	$150 to 200	$168	$(128)	$200

O-I GLASS, INC.

Reconciliation to Adjusted EBITDA, Net Debt and Net Debt Leverage Ratio

(Dollars in millions)

Unaudited	Year Ended December 31, 2025	Year Ended December 31, 2024
Net Loss	$(103)	$(88)
Interest expense (net)	341	335
Provision for income taxes	54	126
Depreciation	391	395
Amortization of intangibles	88	91
EBITDA	771	859
Items not considered representative of ongoing operations	447	241
Adjusted EBITDA (non-GAAP)	$1,218	$1,100

Total debt	$4,999	$4,969
Less cash	759	734
Net debt (non-GAAP)	$4,240	$4,235

Net debt leverage ratio (Net debt divided by Adjusted EBITDA)	3.5	3.9

For the periods ending after December 31, 2025, the Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted EBITDA, to its most directly comparable U.S. GAAP financial measure, net loss attributable to the Company, because management cannot reliably predict all of the necessary components of this U.S. GAAP financial measure without unreasonable efforts. Net loss attributable to the Company includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments are inherently unpredictable as to if and when they may occur.  The inability to provide a reconciliation is due to that unpredictability and the related difficulties in assessing the potential financial impact of the non-GAAP adjustments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

(Dollars in millions)

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the periods ending after December 31, 2025, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to provision for income taxes divided by earnings (loss) before income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.